Exhibit 23

                  Consent of Registered Public Accounting Firm



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07255 and 333-30324) of Chesapeake Energy Corporation of our report dated June 25, 2004 relating to the financial statements of Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, which appears in this Form 11-K.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
June 28, 2004